Exhibit 99.1

PRESS RELEASE CONTACT: Rob Seelig (603) 640-2212

Morgan Davis Retires from White Mountains Board of Directors;
Weston M. Hicks Elected Chairman

HAMILTON, Bermuda, May 25, 2023 /PRNewswire/ -- White Mountains Insurance Group, Ltd. (NYSE: WTM) today announced that Weston M. Hicks has been elected Chairman of the Board. Mr. Hicks replaces Morgan Davis, who has retired from the Board effective today.

Weston Hicks said, “I am honored to assume the Chairmanship of this unique and wonderful company. The entire Board thanks Morgan for his leadership as our Chairman for the past six years, for his 17 years of service as a director, and for the tremendous value he has created for owners across many roles and over many decades, from Fireman’s Fund to the present.”

Manning Rountree, Chief Executive Officer added, “For the past 20 years, Morgan has been a valued and trusted partner and a mentor to me. I will miss his wise counsel, common sense and good humor, and I extend my deepest gratitude and appreciation. We wish Morgan and his wife Sandy all the best in the future.”

Mr. Rountree continued, “The Board and the management team look forward to working with Weston in his expanded role. Weston is a perfect fit for White Mountains with his broad experience and deep understanding of all aspects of our business.”

Additional Information
White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange under the symbol WTM and on the Bermuda Stock Exchange under the symbol WTM.BH. Additional financial information and other items of interest are available at the Company's web site located at www.whitemountains.com.